Exhibit 99.1
Staples Announces Changes to Leadership Team

FRAMINGHAM, Mass. (Jan. 30, 2014) —Staples, Inc. (NASDAQ: SPLS) today announced that Joe Doody, President North American Commercial, has been named Vice Chairman, and Shira Goodman, Executive Vice President, Global Growth, has been named President, North American Commercial. Both Doody and Goodman will continue to report to Ron Sargent, Chairman and Chief Executive Officer. The appointments are effective February 2.
In his new role, Doody will lead Staples’ strategic reinvention and will have responsibility for strategic planning and business development as well as the company’s operations in Australia, New Zealand and high-growth markets. He joined Staples in 1998 and has delivered consistent growth, led the expansion into new product categories and built Staples’ world-class supply chain capabilities.
“Joe has done a tremendous job leading our commercial businesses through a time of enormous change and growth,” Sargent said. “His proven success and deep experience will be crucial to our reinvention as we continue to expand into new categories and build on our e-commerce and delivery capabilities to provide every product businesses need to succeed.”
Goodman joined Staples in 1992 and played a key role in developing Staples’ delivery business model. She has served in a number of senior roles across the company, including strategy, marketing, human resources and operations. Goodman led the development and launch of Staples Reinvention as well as the company’s highly successful Make More Happen branding campaign.
“Shira is an outstanding leader with unmatched experience across our company,” Sargent said. “Her experience with our reinvention will be a huge asset as we continue to drive growth in our North American Commercial business by expanding into new categories, such as facilities and breakroom, technology, print, furniture and promotional products.”
About Staples:
Staples makes more happen with more products and more ways to shop. Through its world-class retail, online and delivery capabilities, Staples lets customers shop however and whenever they want, whether it’s in-store, online or on mobile devices. Staples offers more products than ever, such as technology, facilities and breakroom supplies, furniture, safety supplies, medical supplies, and Copy and Print services. Staples has been making it easy for businesses for 27 years with thousands of associates worldwide. Headquartered outside of Boston, Staples operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (Nasdaq: SPLS) is available at www.staples.com.